STATE OF INDIANA

INDIANA UTILITY REGULATORY COMMISSION

PETITION OF INDIANAPOLIS POWER & LIGHT COMPANY D/B/A AES INDIANA (“AES INDIANA”) FOR AUTHORITY TO INCREASE RATES AND CHARGES FOR ELECTRIC UTILITY SERVICE THROUGH A PHASE-IN RATE ADJUSTMENT; AND FOR APPROVAL OF RELATED RELIEF, INCLUDING (1) REVISED DEPRECIATION RATES, INCLUDING COST OF REMOVAL LESS SALVAGE AND UPDATED DEPRECIATION EXPENSE; (2) ACCOUNTING RELIEF, INCLUDING DEFERRALS AND AMORTIZATIONS, (3) INCLUSION OF CAPITAL INVESTMENT, (4) RATE ADJUSTMENT MECHANISM PROPOSALS, INCLUDING A NEW PROPERTY TAX RIDER, AND (5) NEW SCHEDULES OF RATES, RULES AND REGULATIONS FOR SERVICE.	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	CAUSE NO. 46258

STIPULATION AND SETTLEMENT AGREEMENT

Indianapolis Power & Light Company d/b/a AES Indiana (“AES Indiana” or “Company”), AES Indiana Industrial Group (Allison Transmission, Inc., Eli Lilly and Company, Indiana University, Ingredion, Inc., Marathon Petroleum Company LP, and Messer LLC) (“Industrial Group”), Walmart, Inc. (“Walmart”), Rolls-Royce Corporation (“Rolls-Royce”), and City of Indianapolis (collectively the “Settling Parties” and individually “Settling Party”), solely for purposes of compromise and settlement and having been duly advised by their respective staff, experts, and counsel, stipulate and agree the terms and conditions set forth below represent a fair, just, and reasonable resolution of the matters set forth below, subject to their incorporation by the Indiana Utility Regulatory Commission (“Commission”) into a final, non-appealable order (“Final Order”) without modification or further condition that may be unacceptable to any Settling Party.

I.TERMS AND CONDITIONS.

A.    REVENUE REQUIREMENT. The Settling Parties agree that AES Indiana’s proposed revenue requirement (step 2) should be decreased from $2,110.6 million to $1,999.3 million, a decrease of $111.3 million as stated below and reflected in the attached Settlement Agreement Attachment A, which the Settling Parties agree is a summary of revenue requirement impact of the following settlement terms:

1.    AES Indiana-OPER Schedule REV 5 Correction. AES Indiana has corrected a sign on REV5-WP5 which lowers the initial increase amount in the Company’s case-in-chief by $5.7 million. This change was necessary to correct the calculation of Net Capacity Rider revenues by netting expenses from the capacity revenues. The effect of this correction is an increase Revenue Requirement at Present Rates and a decrease to the Revenue Requirement Deficiency.

2.    Cost of Capital.

(a)    Forecasted Debt Issuance. The Company’s forecasted debt issuance, 2025 series, has been updated to reflect actual amount of $350 million and a decrease in interest rate to 5.23049%. This results in a reduction to the revenue requirement of $1.3 million.

(b)    Return on Equity ("ROE"). The agreed authorized return on equity shall be an ROE of 9.75%, which results in a reduction to the revenue requirement of $32.7 million using the agreed upon Capital Structure and Rate Base.

(c)    Prepaid Pension Asset. A Prepaid Pension Asset of $100.3 million (reduced by $33.180 million from $133.5 million) will be included in the Capital Structure, which reduces the revenue requirement by $2.0 million.

(d)    Weighted Average Cost of Capital (“WACC”). After incorporating Sections 2.1 through 2.3 above, the agreed WACC to be applied to AES Indiana’s original cost Rate Base is 7.03%.

(e)    Net Operating Income (“NOI”). AES Indiana’s authorized NOI will be $390.0 million.

3.    Fuel Oil Inventory. The Company agrees to reduce Rate Base by $1.1 million for Fuel Oil Inventory, consistent with the recommendation of OUCC witness Eckert, which reduces the revenue requirement by $37,000.

4.    Forecasted Test Year Revenue. The Company agrees to increase forecasted Test Year Revenues by $0.2 million to accept OUCC witness Leader’s position.

5.    Depreciation Rates and Expense. Solely for purposes of compromise in this proceeding, the depreciation rates and expense will be based on the depreciation rates as calculated by Company witness Spanos using the ALG procedure, which results in a revenue requirement decrease of approximately $37.8 million. The Settling Parties acknowledge that the ALG procedure shall be applied on a going forward basis to the Company’s Test Year end electric plant in service which amount was calculated by the Company using ELG. The Settling Parties agree that use of this methodology reasonably considers Affordability as that term is used in Ind. Code §§ 8-1-2-0.5 and 8-1-2-0.6. In its next rate case, while AES Indiana reserves its right to propose alternate depreciation methodologies, AES Indiana shall include in its testimony an update to its depreciation rates using the ALG procedure. The Settling Parties also agree to adjust the service lives of assets included in FERC accounts 353 and 365 by $2.2 million, consistent with the recommendation of IG witness Andrews. The combination of these two items is a revenue requirement reduction of $40.0 million.

6.    Distribution Vegetation Management. Distribution Vegetation Management expense will be reduced by $6.0 million and the trim cycle extended to six years.

7.    Amortizations. The amortization period for all regulatory items using three years on AES Indiana Schedule RB8 will be four years instead of three years as proposed by AES Indiana. This reduces the revenue requirement by $6.3 million.

8.    Public Utility Fee and Revenue Conversion Factor. The public utility fee of 0.1750% will be used to determine the Public Utility Fee and the revenue conversion factor for pro forma present and proposed rates as proposed by the Company.

9.    Major Storms. The Major Storm Damage and Restoration Reserve deferral will be amortized over four years instead of three years, which decreases the revenue requirement by $1.2 million.

10.    CIS (billing system).

(a) The equity portion of the “return on” the December 31, 2026, end of test year Rate Base amount of the CIS (billing system) portion of the ACE project will be removed from the revenue requirement in this case. This will be implemented through a $1.9 million expense reduction on AES Indiana Schedule OM19. This expense reduction reflects the equity return, using the Capital Structure agreed to above, on the $40.7 million December 31, 2026, end of test year Rate Base for the CIS billing system. This agreed reduction applies to this case only; but nothing in this Agreement shall be construed as a limitation on the rights of litigants or the Commission in future proceedings.

(b) The approximately $40 million in incremental uncollectible accounts expense and the $7 million in forgone late fees related to the CIS billing system issues discussed in the rebuttal testimony of Company witness Rogers shall not be recovered through the revenue requirement established in this case or any future case.

11.    Payroll Expense. AES Indiana Schedule OM19 will be lowered by $4.0 million inclusive of adjustment to Payroll Tax Expense (total amount reflected on OM19).

12.    Rate Case Expense. Rate case expense reflected in the Company’s case-in-chief will be reduced by $1.5 million and amortized over four years instead of three years, which results in an $0.8 million reduction in annual revenue requirement.

13.    Base Cost of Fuel. As a compromise, the Company’s base cost of fuel will be reduced by $15 million which results in a $0.04381 per kWh base cost of fuel in this case. This results in a $15.1 million reduction to revenue requirement. Additionally, AES Indiana agrees to present an updated natural gas hedging plan that reflects the Company’s test year end portfolio resources to the Commission for review in a future fuel cost proceeding following approval of this Settlement Agreement.

14.    TDSIC Plan 2.0. The Company’s current TDSIC Plan approved in Cause No. 45264 enters its final year in 2026. As part of this Settlement Agreement package, AES Indiana agrees to delay the start of its next proposed TDSIC Plan until no sooner than January 1, 2028. The Company agrees that, at least six months before the planned filing date for its next proposed TDSIC Plan, it will initiate a stakeholder process open to all parties to this Cause to discuss the anticipated TDSIC investment and projects that the Company intends to include within the TDSIC Plan.

15.     Next AES Indiana Basic Rates Case. AES Indiana agrees that the Company will not seek to implement a change in basic rates and charges as a result of its next basic rates case prior to January 1, 2030.
16.    Public-Facing Electric Vehicle (“EV”) Rate. AES Indiana commits to a stakeholder process to begin within six months of the date of the Final Order in this Cause with the intent of developing a public-facing EV Rate to facilitate charging at customer-owned locations in a filing prior to AES Indiana’s next electric base rate case.

17.    Other.

(a) The Settling Parties agree that the new basic rates approved by the Commission in this Cause will be applicable only for service rendered by the Company on or after the date the Commission’s Energy Division approves the Company’s new tariff. More specifically, Step 1 rates will be implemented on a services-rendered basis as soon as possible following the issuance of an Order in this Cause and approval of AES Indiana new tariff. Step 2 rates will be implemented on a services-rendered basis and subject to true-up as proposed by AES Indiana.

(b) The Company will withdraw its request for approval of a tax rider.

(c) AES Indiana shall complete the report contemplated by Paragraph 10.2 from the Cause No. 45911 settlement on or before April 30, 2026. Upon presentation of this Settlement Agreement to the Commission, irrespective of the timing of a Final Order in this docket, the Company shall commence efforts to complete the required report, including establishing meetings with City personnel to obtain input as well as other information. The initial meeting with the City regarding this report shall be scheduled to occur no later than 30 days following the submission of this Settlement Agreement to the Commission.

(d) AES Indiana and the City agree that when relocating streetlights for a capital improvement project, as contemplated by Paragraph 10.4 of the Cause No. 45911 Settlement, “relocation” means up to, and including, 12 feet from the existing site of the streetlight as provided in the restated and revised provision set forth below:

Streetlight relocations for capital projects. AES Indiana agrees that “relocation” as used in this provision means up to, and including, 12 feet from the existing site of the streetlight. AES Indiana agrees that when streetlights under the Tariff MU-1 City Street Lighting with CIAC rates agreed to in this Settlement Agreement (“City CIAC Rate(s)”) are required to be relocated for a capital improvement project, regardless of the distance of the relocation, such street lights shall not be considered “new construction”. This Section does not address the obligation to pay for the relocation of the facilities. Except for the definition of relocation set forth above, nothing in this Paragraph shall be interpreted to conflict with AES Indiana’s MU-1 tariff, the City Revised Code Sections 645-701 through 645-706, or as amended, or 170 Ind. Adm in. Code §4-1-28.

(e)     AES Indiana and the City agree to continue the quarterly meetings with appropriate decision makers from both AES Indiana and the City present agreed to in Paragraph 10.5 of the Cause No. 45911 Settlement. These quarterly meetings will continue irrespective of the timing of AES Indiana’s next base rate case and/or any TDSIC filing. As part of these meetings, AES Indiana and the City agree to engage in discussions regarding new utility poles and ways to facilitate transfers of collocated facilities from the utility pole no longer used by AES Indiana for electric service to the new utility pole to avoid duplication of poles in the City’s rights of way.

(f)     Upon presentation of this Settlement Agreement to the Commission, irrespective of the timing of a Final Order in this docket, AES Indiana and the City agree that they will meet within 60 days to discuss a plan and timeline for the conversion to LED of the remaining legacy lighting fixtures used to provide streetlighting to the City. Unless otherwise agreed to by the City and AES Indiana, these meetings will be separate and distinct from the required study under Paragraph 10.2 in the Cause No. 45911 Settlement or the regular quarterly meetings also agreed to in the IURC Cause No. 45911 proceeding. These meetings shall not preclude AES Indiana from considering the conversion of LED lighting as part of its next TDSIC plan submitted to the Commission but any such consideration shall be discussed as part of the stakeholder process agreed to in Paragraph I.A.14 above.

(g) AES Indiana agrees that any new, replaced or relocated Company-owned municipal streetlighting installations shall be in compliance with the Americans with Disability Act (ADA). Any deviations from ADA compliance shall require prior consultation with authorized DPW personnel.

(h) AES Indiana shall analyze and develop a written report regarding vegetation management around Company owned street lighting infrastructure in the City’s rights of way. The Company will solicit input from the City on this analysis. The Company will provide its report to the City (subject to the protection of confidential information) within one year after issuance of a Commission Final Order approving this Settlement Agreement.

(i) AES Indiana agrees to engage in discussions with Rolls-Royce following the rate case on ways to ameliorate the peaks associated with Rolls-Royce’s engine testing, such as use of battery storage.

B.    COST OF SERVICE, RATE DESIGN AND OTHER ISSUES.

1.    Revenue Allocation.

(a) The Settling Parties agree that rates should be designed in order to allocate the revenue requirement to and among AES Indiana’s customer classes in a fair and reasonable manner. For settlement purposes, the Settling Parties agree that Settlement Agreement Attachment B specifies the revenue allocation agreed to by all Settling Parties. This revenue allocation is determined strictly for settlement purposes and is without reference to any particular, specific cost allocation methodology. The demand allocators for AES Indiana’s rate adjustment mechanisms are set forth in Settlement Agreement Attachment C.

(b) The Settling Parties agree that Settlement Agreement Attachment D presents the “customer class revenue allocation factor[s] based on firm load,” as that phrase is used in Ind. Code § 8-1-39-9(a)(1) for recovery of transmission-related and distribution related costs. The Settling Parties agree that all revenues and allocation factors on Settlement Agreement Attachment D have had interruptible load removed. The Settling Parties also agree that Settlement Agreement Attachment D reflects the percentage of distribution and transmission costs allocable to each individual Rate Code. The Settling Parties further agree that the factors will be adjusted to reflect the addition of any large load customers, as that term is defined in Ind. Code § 8-1-7.9-10(a), in each TDSIC 2.0 plan update proceeding under Ind. Code § 8-1-39-9(b).

(c) In reaching the agreement set forth in this paragraph B and associated attachments, the Settling Parties considered the following principles:

(1) The settlement revenue requirement decrease agreed to in this Settlement Agreement will be allocated so that all major rate classes receive a benefit as a direct result of the negotiation reduction in the proposed revenue increase reflected in the Company’s case-in-chief.

(2) No class will receive an overall rate decrease from current rates as a result of the rates implemented pursuant to this Settlement Agreement.

(3) Subject to Item (4), no customer class will receive an increase that is more than 1.3 times the overall system.

(4) The total current rates subsidy received by the residential class shown in AES Indiana witness Rimal’s revenue allocation analysis shall be mitigated by 15%.

2.    Residential Customer Charges. The Settling Parties agree that the AES Indiana residential fixed, monthly customer charges shall remain at the current Commission-approved level as set forth below:

kWh/mo.	Settlement
≤ 325	$12.50
> 325	$17.00

3.    Secondary Service (Large) Rate Class. The Settling Parties agree that the Secondary Service (Large) Rate Class customer charge shall be set at $128.00 as proposed by the Company, the demand charge be set at $28.50, and any remaining allocated revenues be recovered through the energy charge.

4.    Rates. The provisions of this Section B will be implemented in the cost of service study and rates included with AES Indiana’s testimony supporting this Settlement Agreement.

C.    REMAINING ISSUES. Any matters not addressed by this Settlement Agreement will be adopted as proposed by AES Indiana in its direct and rebuttal case.

II.    PRESENTATION OF THE SETTLEMENT AGREEMENT TO THE COMMISSION.

A. The Settling Parties shall support this Settlement Agreement before the Commission and request that the Commission expeditiously accept and approve the Settlement Agreement with minimal delay to the April 1, 2026 target order date.

B. The Settling Parties will file testimony specifically supporting the Settlement Agreement, including testimony from AES Indiana, Industrial Group and Walmart. The Settling Parties agree to provide each other with an opportunity to review drafts of testimony supporting the Settlement Agreement and to consider the input of the other Settling Parties. Such evidence, together with the evidence previously prefiled by the Settling Parties in this Cause, will be offered into evidence without objection. The Settling Parties waive cross-examination of each other’s witnesses but reserve the right to ask questions of any witness who may be cross-examined by a non-settling party.

C. The concurrence of the Settling Parties with the terms of this Settlement Agreement is expressly predicated upon the Commission’s approval of the Settlement Agreement in its entirety without modification of a material condition deemed unacceptable to any Settling Party. If the Commission fails to approve this Settlement Agreement in its entirety, the Settlement Agreement shall be null and void and deemed withdrawn upon notice in writing by any Settling Party within fifteen (15) business days after the date of the Final Order that contains any unacceptable modifications. If the Settlement Agreement is withdrawn, the Settling Parties agree that the terms herein shall not be admissible in evidence or cited by any party in a subsequent proceeding. In the event the Settlement Agreement is withdrawn, the Settling Parties will request an Attorneys’ Conference to be convened to establish a procedural schedule for the continued litigation of this proceeding.

D. A Commission Order approving this Settlement Agreement shall be effective immediately, and the agreements contained herein shall be unconditional, effective, and binding on all Settling Parties upon incorporation and approval in a Final Order of the Commission.

III.    EFFECT AND USE OF SETTLEMENT AGREEMENT.

A. It is understood that this Settlement Agreement is reflective of a negotiated settlement, and neither the making of this Settlement Agreement nor any of its provisions shall constitute an admission by any Settling Party in this or any other litigation or proceeding except to the extent necessary to implement and enforce its terms. It is also understood that each and every term of this Settlement Agreement is in consideration and support of each and every other term.

B. Neither the making of this Settlement Agreement (nor the execution of any of the other documents or pleadings required to effectuate the provisions of this Settlement Agreement), nor the provisions thereof, nor the entry by the Commission of a Final Order approving this Settlement Agreement, shall establish any principles or legal precedent applicable to Commission proceedings other than those resolved herein.

C. This Settlement Agreement shall not constitute and shall not be used as precedent by any person or entity in any other proceeding or for any other purpose, except to the extent necessary to implement or enforce this Settlement Agreement.

D. This Settlement Agreement is solely the result of compromise in the settlement process and except as provided herein, is without prejudice to and shall not constitute a waiver of any position that any Settling Party may take with respect to any or all of the items resolved here and in any future regulatory or other proceedings.

E. The Settling Parties agree the evidence in support of this Settlement Agreement constitutes substantial evidence sufficient to support this Settlement Agreement and provides an adequate evidentiary basis upon which the Commission can make any findings of fact and conclusions of law necessary for the approval of this Settlement Agreement, as filed. The Settling Parties shall prepare and file an agreed proposed order with the Commission as soon as reasonably possible after the filing of this Settlement Agreement and the final evidentiary hearing.

F. The communications and discussions during the negotiations and conferences and any materials produced and exchanged concerning this Settlement Agreement all relate to offers of settlement and shall be confidential, without prejudice to the position of any Settling Party, and are not to be used in any manner in connection with any other proceeding or otherwise.

G. The undersigned Settling Parties have represented and agreed that they are fully authorized to execute the Settlement Agreement on behalf of their respective clients, and their successor and assigns, which will be bound thereby.

H. The Settling Parties shall not appeal or seek rehearing, reconsideration, or a stay of the Commission Order approving this Settlement Agreement in its entirety and without change or condition(s) unacceptable to any Settling Party (or related orders to the extent such orders are specifically implementing the provisions of this Settlement Agreement).

I. The provisions of this Settlement Agreement shall be enforceable by any Settling Party upon approval and incorporation into a Final Order first before the Commission and thereafter in any state court of competent jurisdiction as necessary.

J. This Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ACCEPTED and AGREED as of the 15th day of October 2025.

AES INDIANA

/s/ Chad Rogers
Chad Rogers
Director, Regulatory Affairs
AES Indiana
One Monument Circle
Indianapolis, Indiana 46204

AES INDIANA INDUSTRIAL GROUP

/s/Joseph P. Rompala
Joseph P. Rompala
Aaron A. Schmoll
Emily R. Vlasak
LEWIS & KAPPES, P.C.
One American Square, Suite 2500
Indianapolis, IN 46282

WALMART, INC

/s/ Barry A. Naum
Barry A. Naum
Steven W. Lee
SPILMAN THOMAS & BATTLE, PLLC
1100 Bent Creek Boulevard, Suite 101
Mechanicsburg, PA 17050

ROLLS-ROYCE CORPORATION

/s/ Nikki G. Shoultz
Nikki G. Shoultz
Kristina Kern Wheeler
Gregory Loyd
Bose McKinney & Evans LLP
111 Monument Circle, Suite 2700
Indianapolis, Indiana 46204

CITY OF INDIANAPOLIS

/s/ Anne E. Becker
Anne E. Becker
LEWIS & KAPPES, P.C.
One American Square, Suite 2500
Indianapolis, IN 46282